Exhibit 99.1

May 1, 2019

Dear Shareholder:

We are pleased to enclose (unless you have direct deposit) your May 1, 2019, dividend of $0.11 per common share. This is a $0.02 per share increase in your dividend. We have commented in the past on the exercise your management and board go through to balance retention of capital for growth and return to you, our shareholder, in dividends, but also return in increasing value. Our stock closed at $21.83 on March 31, 2019 compared to $17.42 on December 31, 2018. This is a 25.3% increase in value year to date.

Our first quarter 2019 earnings will be released on May 3, 2019 and earnings will be posted to our corporate website at CIVB.com.

Our focus remains on growing the bank and on enhancing our overall customer experience. We are working on a number of product and service initiatives for 2019, aimed at providing greater convenience and security. A top priority for us is to continue to make it easy to do business with Civista Bank.

We have started construction on a full-service banking facility in the Cleveland suburb of Beechwood. Establishing a full-service office should allow us to expand our deposit gathering opportunities in this market. We anticipate opening this facility sometime this summer.

We also continue to be focused on the integration of the United Community Bank acquisition which we closed and converted last September. We have recognized all costs associated with that transaction and we are extremely pleased with the early operating results and with the integration of our two cultures.

We value relationships and we seek to make a difference in the communities that we serve, for the benefit of all our customers, employees and shareholders. If you have questions, a call is always welcomed.

Sincerely,

James O. Miller	Dennis G. Shaffer
Chairman of the Board	CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.